Exhibit 10.19

FOURTH AMENDMENT TO LEASE

This Fourth Amendment to Lease (this “Fourth Amendment”), made as of the 4th day of November, 2011, by and between ARE-MA REGION NO. 28, LLC, a Delaware limited liability company (“Landlord”) and ALNYLAM PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant are parties to a Lease dated as of September 26, 2003 (the “Original Lease”), as amended by a First Amendment to Lease dated March 16, 2006 between Landlord (as successor to Three Hundred Third Street LLC), and Tenant (as successor to Alnylam U.S., Inc., a Delaware corporation that is a subsidiary of Tenant and was formerly known as Alnylam Pharmaceuticals, Inc. (the “Original Tenant”), pursuant to an Assignment of Lease dated February 28, 2006 between Original Tenant and Tenant), by a Second Amendment to Lease between Landlord and Tenant dated June 26, 2009 and by a Third Amendment to Lease between Landlord and Tenant (“Third Amendment”) dated May 11, 2010 (as so amended, the “Lease”); and

WHEREAS, pursuant to the Lease, Landlord leases to Tenant certain premises within the building known and numbered as 300 Third Street, Cambridge, Massachusetts (the “Building”), which premises include but are not limited to space on the first, second, third and fourth floors of the Building and are more particularly described in the Lease; and

WHEREAS, pursuant to that certain Sublease between Tenant and sanofi-aventis U.S. Inc., a Delaware corporation (“Sanofi”) dated August 3, 2010, as amended by a First Amendment to Sublease (the “Sanofi First Amendment”) dated November 4, 2011 (as such Sublease is so amended, the “Sanofi Sublease”), with respect to which Landlord, Tenant and Sanofi have executed that certain Consent to Sublease dated August 3, 2010 and Consent to First Amendment to Sublease dated November 4, 2011 (the “Consent to Sanofi First Amendment”), respectively, Tenant currently subleases to Sanofi certain space on Level 01, the acid neutralization room on Level P-2 and the chemical storage room on Level P-1, all as more particularly described in the Sanofi Sublease (collectively, the “Subleased Premises”); and

WHEREAS, Landlord and Tenant desire to amend the Lease with respect to Excess Income (as defined in the Lease) so that the provisions set forth in Section 5 of the Third Amendment will no longer apply and the terms and conditions of the Original Lease pertaining to Excess Income will apply to all assignment and subletting, including without limitation, to the Excess Income from the Sanofi Sublease, as set forth in this Fourth Amendment; and

WHEREAS, Landlord and Tenant have agreed to amend the Lease to, among other things, change the allocation of Excess Income with respect to assignment and subletting, including without limitation the Sanofi Sublease, all as more particularly provided below.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Defined Terms. All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Lease. In the event of any inconsistency between the Lease and this Fourth Amendment, the provisions of this Fourth Amendment shall control, and all other provisions of the Lease shall remain in full force and effect.

2. Excess Income. The Lease is hereby amended so that, from and after January 1, 2012, the second grammatical paragraph of Section 5 of the Third Amendment (which begins with the words “Tenant and Landlord agree that 100% …”) shall no longer apply to Excess Income, and the terms and conditions of the Original Lease pertaining to Excess Income, including without limitation the terms and conditions of Section 16(D) of the Original Lease, shall apply to all assignment and subletting, including without limitation the Excess Income from the Sanofi Sublease.

(a) Tenant is receiving from Sanofi, as partial consideration for the execution and delivery of the Sanofi First Amendment, a one-time payment of One Million Five Hundred Thousand Dollars ($1,500,000) (the “One-Time Payment”). Notwithstanding anything to the contrary contained in the Third Amendment or this Fourth Amendment, upon receipt by Tenant of such One-Time Payment, Tenant shall promptly pay Landlord in immediately available funds the amount of Six Hundred Thousand Dollars ($600,000) as Additional Rent under the Lease.

(b) The provisions of Section 5 of the Third Amendment and Section 16(D) of the Original Lease shall govern for their respective applicable time periods with respect to Excess Income from rent and other sums payable by Sanofi pursuant to the Sanofi Sublease, except as follows:

(i) The One-Time Payment shall not be included in the calculation of Excess Income, and payment to Landlord of the portion of the One-Time Payment described in Section 2(a) above shall be in lieu of payment of any Excess Income with respect to the One-Time Payment; and

(ii) If Sanofi terminates the Sublease early in accordance with Section 4(b) of the Sanofi First Amendment such that the effective date of such termination is December 31, 2013, then Landlord and Tenant agree that, with respect to the payment by Sanofi to Tenant of One-Million-One-Hundred-Twenty-Thousand-Seven-Hundred-Sixty-One Dollars and Thirty Cents ($1,120,761.30) (the “Termination Fee”), the Excess Income under Section 16(D) of the Lease will continue to be calculated and paid by Tenant for each of the months of January through June 2014 as if the portion of the Termination Fee equal to six months of Base Rent for each of such months (i.e., One-Hundred-Fifty-Eight-Thousand-Seven-Hundred-Thirty-Two-Dollars ($158,732) per month) were Base Rent paid by Sanofi under the Sanofi First Amendment for the months of January through June 2014, notwithstanding such early termination by Sanofi (to the extent that the Termination Fee includes the repayment of unamortized brokerage fees and other transaction costs, such repaid brokerage fees and transaction costs shall not be included as Tenant’s Transfer Expenses under Section 16(D) of the Lease); and

(iii) If, and only if, following such termination in accordance with Section 4(b) of the First Amendment to Sublease, the Subleased Premises under the Sanofi Sublease (the “Vacant Space”) is vacant or not used or occupied by Tenant or any party exercising rights by, through or under Tenant for any month or part of a month after June 30, 2014, then in the calculation of Excess Income with respect to a future sublease of the Vacant Space, the portion of Base Rent paid by Tenant under the Lease with respect to the Vacant Space for each month in the period of such vacancy or nonuse (each, a “Vacancy Month”) will be deemed to be added and applied to the amount of Tenant’s Transfer Expenses in clause (b) in the calculation of Excess Income for each month of the term of such future sublease as set forth in Section 16(D) of the Lease until each such Vacancy Month has been so applied, or if earlier, until the expiration or earlier termination of such future sublease. No early termination rights granted by Tenant to Sanofi in the Sanofi Sublease or the exercise thereof by Sanofi shall affect the Term of the Lease or Tenant’s monthly rental obligations pursuant to the Lease.

3. Ratification of Lease; Effect of Fourth Amendment. The Lease, as amended by this Fourth Amendment, is hereby ratified and confirmed, and each and every provision, covenant, condition, obligation, right and power contained in and under, or existing in connection with, the Lease, as amended by this Fourth Amendment, shall continue in full force and effect from and after the date hereof and throughout the Term. This Fourth Amendment is not intended to, and shall not be construed to, effect a novation, and, except as expressly provided in this Fourth Amendment, the Lease has not been modified, amended, canceled, terminated, surrendered, superseded or otherwise rendered of no force and effect. Tenant acknowledges and agrees that the Lease, as amended by this Fourth Amendment, is enforceable against Tenant in accordance with its terms. The Lease and this Fourth Amendment shall be construed together as a single instrument. This Fourth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fourth Amendment may be amended only by an agreement in writing signed by the parties hereto.

4. No Defaults, Counterclaims or Rights of Offset; Release of Landlord. Tenant hereby warrants and represents that, to its knowledge, as of the date of the execution of this Fourth Amendment by Tenant, there are no defaults under the Lease in respect of Landlord’s performance thereunder and there exist no defenses, counterclaims or rights of offset with respect thereto. Tenant, for itself, its officers, directors, members, shareholders and their respective legal representatives, successors and assigns, does hereby absolutely and irrevocably waive, remise, release and forever discharge Landlord, its successors, assigns, partners, employees, affiliates, attorneys and agents, of and from any and all manner of action and actions, cause and causes of actions, suits, debts, dues, sums of money, accounts, reckoning, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims and demands whatsoever, in law or in equity, for items or matters that Tenant could have been aware of or known about, through and including the date of execution and delivery of this Fourth Amendment in connection with or relating to the Lease or the transactions contemplated hereby. Nothing contained in this paragraph shall be construed to release Tenant from its obligations under the Lease throughout the Term of the Lease (including the Extended Term, if any).

5. Brokers. Landlord and Tenant represent and warrant to each other that neither has dealt with any broker, finder or agent in procuring this Fourth Amendment except for Richards Barry Joyce & Partners (the “Broker”). Tenant and Landlord represent and warrant to each other that, except with respect to the Broker, who represented Tenant, no broker, agent, commission salesperson, or other person has represented it in the negotiations for and procurement of this Fourth Amendment and that with respect to this Fourth Amendment no commissions, fees, or compensation of any kind are due and payable in connection herewith to any broker, agent, commission salesperson, or other person. Tenant and Landlord agree to indemnify and hold harmless each other, its agents, members, partners, representatives, officers, affiliates, shareholders, employees, successors and assigns from and against any and all loss, liabilities, claims, suits, or judgments (including, without limitation, reasonable attorneys’ fees and court costs incurred in connection with any such claims, suits, or judgments, or in connection with the enforcement of this indemnity) for any fees, commissions, or compensation of any kind which arise out of or are in any way connected with any claimed agency relationship not referenced in this paragraph.

6. Successors and Assigns. This Fourth Amendment shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

7. Counterparts. This Fourth Amendment may be executed in a number of identical counterparts, each of which for all purposes shall be deemed to be an original, and all of which shall collectively constitute but one agreement, fully binding upon, and enforceable against the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the day and year first written above.

TENANT:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Michael Mason
Name:	Michael Mason
Title:	VP of Finance

LANDLORD:

ARE-MA REGION NO. 28, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited liability company, its member

	By:	ARE-QRS Corp., a Maryland corporation,
its general partner

		By:	/s/ Eric S. Johnson
		Name:	Eric S. Johnson
		Title:	Vice President
Real Estate Legal Affairs

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